Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-281021) on Form S-3 and the registration statement (No. 333-269420) on Form S-8 of our report dated March 11, 2025, with respect to the consolidated financial statements of Eve Holding, Inc. and subsidiaries.

/s/ KPMG LLP

Miami, Florida

March 11, 2025